Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	October 26, 2017
	San Jose, CA 95112-4598	for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts)
Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS FOR THE THIRD QUARTER 2017

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced net income of $33.8 million or $0.70 earnings per diluted common share for the third quarter of 2017, compared to a net income of $22.9 million or $0.48 earnings per diluted common share for the third quarter of 2016.

The $10.9 million increase in net income was primarily the result of rate changes authorized in California Water Service Company’s (Cal Water’s) 2015 General Rate Case (GRC) decision.  Also increasing net income was an increase in unbilled revenue, increases resulting from the adoption of allowance for equity funds used during construction (equity AFUDC) in 2017, and a decrease in emergency drought incremental expenses over the same period last year. These factors were partially offset by increases in administrative and general, other operations, maintenance, depreciation and amortization, and interest expenses.

For the third quarter, total revenue increased $27.5 million to $211.7 million, compared to revenue of $184.3 million for the same period last year. Rate increases added $14.4 million, $2.4 million of which was related to increased water costs. Accrued unbilled revenue added $3.4 million.  Decoupling mechanisms and other balancing accounts, including changes in deferred revenue, increased revenue $6.7 million.

According to President and Chief Executive Officer Martin A. Kropelnicki, quarterly operating results were in line with the Company’s expectations.

“In addition to delivering solid financial results, we continued to maintain and improve our water systems to fulfill our promise to provide customers with quality, service, and value.  We also worked with our cities and counties to improve joint emergency response capabilities, which is particularly important in light of the recent fires in California.  Safety is paramount in everything we do, especially given the importance of our service to the customers and communities we serve,” he added.

Total operating expenses increased $16.3 million, or 10.6%, to $170.5 million for the third quarter of 2017, compared to operating expenses of $154.2 million for the third quarter of 2016.

Water production expenses increased $5.1 million, or 7.2%, to $75.3 million for the third quarter of 2017, compared to prior year water production expenses of $70.2 million, primarily due to a 5.5% increase in customer usage and an average increase of 0.8% in wholesale supplier rates.

Administrative and general and other operations expenses increased $2.7 million to $46.1 million in the third quarter of 2017, as compared to $43.4 million in the third quarter of 2016.  Driving this increase was a change in deferred expenses which increased expenses $3.2 million. The company’s deferred expenses and corresponding deferred revenue are related to the timing of recovery of regulatory balancing accounts. In addition, the company expensed $1.1 million of capital costs in the third quarter as compared to $3.2 million in the same period last year.  Other changes included increased health care costs and uninsured loss expenses and decreases in incremental drought expenses. Changes in employee pension and other postretirement benefit costs, water conservation program costs, and medical costs for regulated California operations generally do not affect earnings, because the Company tracks these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.

Depreciation and amortization expense increased $3.3 million, or 21.1%, to $19.2 million in the third quarter of 2017, as compared to $15.9 million in the third quarter of 2016, due to 2016 capital additions.

Income tax expense increased $4.1 million, or 31.0%, to $17.3 million in the third quarter of 2017, as compared to $13.2 million in the third quarter of 2016 due primarily to an increase in operating income.  The Company’s fiscal year 2017 effective tax rate is estimated at 37%.

Other income, net of income taxes, increased $0.7 million in the third quarter of 2017 to $1.2 million mostly due to the implementation of equity AFUDC and an increase in the unrealized gains on certain benefit plan investments.

Net interest expense increased $0.9 million, or 11.2%, to $8.6 million in the third quarter of 2017, as compared to $7.7 million in the third quarter of 2016.  The increase was due to increased use of short term financing for capital investments as well as increased short-term interest rates.

The under-collected net water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA) net receivable balance increased 12.4% or $6.8 million to $61.6 million as of September 30, 2017 from $54.8 million as of June 30, 2017. The increase was due to water sales volumes, which on a year to date basis were 19% less than those adopted in the recent California GRC. Year-to-date sales were up 4.9% compared to the same period last year, but they are still below those recorded prior to the California drought.

Year-to-Date Results

For the nine-month period ended September 30, 2017, net income was $53.5 million or $1.11 earnings per diluted common share, compared to net income of $33.6 million or $0.70 earnings per diluted common share for the nine-month period ended September 30, 2016.

The $19.9 million increase in net income was primarily the result of increased rates adopted in the recent California GRC and decreases in emergency drought incremental costs and maintenance expenses, as well as increases resulting from the implementation of equity AFUDC in 2017 and unrealized gains on certain benefit plan investments.  These factors were partially offset by increases in depreciation and amortization, interest, and employee wage expenses.

Water System Improvements

During the first nine months of 2017, the total Company-funded and developer-funded capital investment was $180.4 million, an increase of $14.0 million, or 8.4%, compared to $166.4 million in the first nine months of 2016.

Regulatory Update

Cal Water expects to submit an advice letter to request recovery of 2016 and 2017 incremental drought expenses before the end of the year.

Cal Water will also submit advice letters to implement escalation rate increases in its California operations before the end of the year with rates effective in January 2018.

On September 15, 2017, the Hawaii Public Utilities Commission issued a proposed decision authorizing a $0.8 million increase in revenues on an annual basis. Pursuant to a settlement agreement between Hawaii Water and the Consumer Advocate, the revenue increase will be phased-in over four years, $0.2 million per year. The first phase of the increase was effective on October 18, 2017.

Other Information

All stockholders and interested investors are invited to listen to the third quarter of 2017 conference call on October 26, 2017 at 8:00 a.m. PDT (11:00 a.m. EDT) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID# 97457125.  A replay of the call will be available from 11:00 a.m. PDT (2:00 p.m. EDT) on October 26, 2017 through December 26, 2017, at 1-855-859-2056 or 1-404-537-3406, ID # 97457125.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2017q3slides.pdf  after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal III.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30,	December 31,
(In thousands, except per share data)	2017	2016
ASSETS
Utility plant:
Utility plant	$2,892,666	$2,717,339
Less accumulated depreciation and amortization	(910,742)	(858,062)
Net utility plant	1,981,924	1,859,277
Current assets:
Cash and cash equivalents	28,341	25,492
Receivables
Customers	46,963	30,305
Regulatory balancing accounts	31,364	30,332
Other	16,438	17,158
Unbilled revenue	38,491	25,228
Materials and supplies at average cost	6,344	6,292
Taxes, prepaid expense, and other assets	12,544	7,262
Total current assets	180,485	142,069
Other assets:
Regulatory assets	379,884	355,930
Goodwill	2,615	2,615
Other assets	58,196	51,854
Total other assets	440,695	410,399
TOTAL ASSETS	$2,603,104	$2,411,745

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$480
Additional paid-in capital	335,516	334,856
Retained earnings	351,727	324,135
Total common stockholders’ equity	687,723	659,471
Long-term debt, less current maturities	519,700	531,745
Total capitalization	1,207,423	1,191,216
Current liabilities:
Current maturities of long-term debt	36,015	26,208
Short-term borrowings	195,100	97,100
Accounts payable	89,394	77,813
Regulatory balancing accounts	4,545	4,759
Accrued interest	12,763	5,661
Accrued expenses and other liabilities	42,544	38,689
Total current liabilities	380,361	250,230
Unamortized investment tax credits	1,798	1,798
Deferred income taxes	329,506	298,924
Pension and postretirement benefits other than pensions	227,819	222,691
Regulatory liability and Other	91,006	83,648
Advances for construction	182,820	182,448
Contributions in aid of construction	182,371	180,790
Commitments and contingencies	—	—
TOTAL CAPITALIZATION AND LIABILITIES	$2,603,104	$2,411,745

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three-Months ended:	2017	2016

Operating revenue	$211,731	$184,268

Operating expenses:
Operations:
Water production costs	75,261	70,175
Administrative and general	24,886	23,844
Other operations	21,208	19,561
Maintenance	6,057	5,545
Depreciation and amortization	19,231	15,884
Income taxes	17,348	13,247
Property and other taxes	6,544	5,957
Total operating expenses	170,535	154,213

Net operating income	41,196	30,055

Other income and expenses:
Non-regulated revenue	3,542	3,397
Non-regulated expenses	(2,576)	(2,517)
Allowance for equity funds used during construction	1,105
Income tax expense on other income and expenses	(841)	(349)
Net other income	1,230	531

Interest expense:
Interest Expense	9,284	8,485
Allowance for borrowed funds used during construction	(707)	(774)
Net interest expense	8,577	7,711

Net income	$33,849	$22,875

Earnings per share
Basic	$0.70	$0.48
Diluted	$0.70	$0.48
Weighted average shares outstanding
Basic	48,017	47,969
Diluted	48,017	47,969
Dividends per share of common stock	$0.1800	$0.1725

	September 30,	September 30,
For the Nine-Months ended:	2017	2016

Operating revenue	$504,899	$458,440

Operating expenses:
Operations:
Water production costs	181,460	168,833
Administrative and general	73,931	75,037
Other operations	55,660	57,766
Maintenance	16,877	17,542
Depreciation and amortization	57,650	47,772
Income taxes	26,099	19,192
Property and other taxes	18,717	17,439
Total operating expenses	430,394	403,581

Net operating income	74,505	54,859

Other income and expenses:
Non-regulated revenue	10,743	10,589
Non-regulated expenses	(6,244)	(8,306)
Allowance for equity funds used during construction	2,763
Income tax expense on other income and expenses	(2,947)	(914)
Net other income	4,315	1,369

Interest expense:
Interest Expense	27,073	24,984
Allowance for borrowed funds used during construction	(1,765)	(2,341)
Net interest expense	25,308	22,643

Net income	$53,512	$33,585

Earnings per share
Basic	$1.11	$0.70
Diluted	$1.11	$0.70
Weighted average shares outstanding
Basic	48,007	47,949
Diluted	48,007	47,952
Dividends per share of common stock	$0.5400	$0.5175